Exhibit 99.1

Apollo Investment Corporation

Announces September 30, 2008 Quarterly Financial Results

And

December 2008 Quarterly Dividend of $0.52 Per Share

NEW YORK—November 5, 2008—Apollo Investment Corporation (NASDAQ-GS: AINV) today announces financial results for its fiscal quarter ended September 30, 2008. Additionally, Apollo Investment Corporation announces that its Board of Directors has declared its third fiscal quarter December 2008 dividend of $0.52 per share, payable on December 29, 2008 to stockholders of record as of December 18, 2008. The dividend will be paid from taxable earnings whose specific tax characteristics will be reported to stockholders on Form 1099 after the end of the calendar year.

HIGHLIGHTS:

At September 30, 2008:

Total Assets: $3.7 billion

Investment Portfolio: $3.2 billion

Net Assets: $2.0 billion

Net Asset Value per share: $13.73

Portfolio Activity for the Quarter Ended September 30, 2008:

Total investments made during the quarter: $226 million

Sales and prepayments during the quarter: $21 million

Number of new portfolio companies invested: 5

Number of portfolio company exits: 1

Operating Results for the Quarter Ended September 30, 2008 (in thousands, except per share amounts):

Net investment income: $56,491

Net realized gains (losses): ($29,976)

Net change in unrealized appreciation (depreciation): ($264,467)

Net increase (decrease) in net assets from operations: ($237,952)

Net investment income per share: $0.40

Net realized gains (losses) per share: ($0.21)

Net change in unrealized appreciation (depreciation) per share: ($1.86)

Earnings (Loss) Per Share: ($1.67)

Conference Call/Webcast at 11:00 a.m. ET on Thursday, November 6, 2008

The company will host a conference call and audio webcast at 11:00 a.m. (Eastern Time) on Thursday, November 6, 2008 to discuss its quarterly results. All interested parties are welcome to participate. You can access the conference call by dialing (888) 802-8579 approximately 5-10 minutes prior to the call. International callers should dial (973) 633-6740. All callers should reference Apollo Investment Corporation. Following the call you may access either an archived replay or audio webcast of the call. An archived replay will be available through November 20, 2008 by calling (800) 642-1687. International callers please dial (706) 645-9291. For all replays, please reference pin # 65879946. To access a replay of the audio webcast please visit the Events Calendar in the Investor Relations section of our website at www.apolloic.com; the replay will be available on our website later that same day.

Portfolio and Investment Activity

During the three months ended September 30, 2008, we invested $225.8 million, across 5 new and 6 existing portfolio companies. This compares to investing $454.1 million in 7 new and 5 existing portfolio companies for the three months ended September 30, 2007. Investments sold or prepaid during the three months ended September 30, 2008 totaled $21.3 million versus $141.9 million for the three months ended September 30, 2007.

At September 30, 2008, our net portfolio consisted of 78 portfolio companies and was invested 23% in senior secured loans, 57% in subordinated debt, 4% in preferred equity and 16% in common equity and warrants versus 67 portfolio companies invested 24% in senior secured loans, 53% in subordinated debt, 6% in preferred equity and 17% in common equity and warrants at September 30, 2007.

The weighted average yields on our senior secured loan portfolio, subordinated debt portfolio and total debt portfolio at our current cost basis were 10.2%, 13.4% and 12.5%, respectively, at September 30, 2008. At September 30, 2007, the yields were 11.9%, 13.1%, and 12.7%, respectively.

Since the initial public offering of Apollo Investment Corporation in April 2004 and through September 30, 2008, total invested capital exceeds $5.5 billion in 123 portfolio companies. Over the same period, Apollo Investment has also completed transactions with 85 different financial sponsors.

Senior secured loans and European mezzanine loans typically accrue interest at variable rates determined on the basis of a benchmark: LIBOR, EURIBOR, GBP LIBOR, or the prime rate, with stated maturities at origination that typically range from 5 to 10 years. While subordinated debt issued within the United States will typically accrue interest at fixed rates, some of these investments may include zero-coupon, PIK and/or step bonds that accrue income on a constant yield to call or maturity basis. At September 30, 2008, 66% or $1.8 billion of our interest-bearing investment portfolio is fixed rate debt and 34% or $0.9 billion is floating rate debt at value. At September 30, 2007, 58% or $1.5 billion of our interest-bearing investment portfolio was fixed rate debt and 42% or $1.1 billion was floating rate debt at value.

RESULTS OF OPERATIONS

Results comparisons are for the three and six months ended September 30, 2008 and September 30, 2007.

Investment Income

For the three and six months ended September 30, 2008, gross investment income totaled $103.5 million and $194.5 million, respectively. For the three and six months ended September 30, 2007, gross investment income totaled $86.1 million and $175.0 million, respectively. The increase in gross investment income for the three and six months ended September 30, 2008 was primarily due to the growth of our investment portfolio as compared to the previous period. Origination and/or commitment fees associated with investments in portfolio companies are accreted into interest income over the respective terms of the applicable loans.

Expenses

Net expenses totaled $47.1 million and $91.7 million, respectively, for the three and six months ended September 30, 2008, of which $30.5 million and $58.1 million, respectively, were base management fees and performance-based incentive fees and $14.4 million and $28.3 million, respectively, were interest and other credit facility expenses. Of these expenses, general and administrative expenses totaled $2.2 million and $5.3 million, respectively, for the three and six months ended September 30, 2008. Net expenses totaled $24.4 million and $58.6 million, respectively, for the three and six months ended September 30, 2007, of which $7.5 million and $31.3 million, respectively, were base management fees and performance-based incentive fees and $15.1 million and $22.7 million, respectively, were interest and other credit facility expenses. Of these expenses, general and administrative expenses totaled $1.8 million and $4.6 million, respectively, for the three and six months ended September 30, 2007. Expenses consist of base investment advisory and management fees, insurance expenses, administrative services fees, professional fees, directors’ fees, audit and tax services expenses, and other general and administrative expenses. The increases in net expenses from the three and six month period ended September 30, 2007 to the three and six month period ended September 30, 2008 were primarily related to increases in base management and incentive fees and other general and administrative expenses from the growth of our investment portfolio as compared to the previous periods.

Net Investment Income

The Company’s net investment income totaled $56.5 million and $102.8 million or $0.40 per share and $0.75 per share, respectively, for the three and six months ended September 30, 2008. For the three and six months ended September 30, 2007, net investment income totaled $61.6 million and $116.4 million or $0.58 per share and $1.11 per share, respectively.

Net Realized Gains (Losses)

The Company had investment sales and prepayments totaling $21.3 million and $110.4 million, respectively, for the three and six months ended September 30, 2008. For the three and six months ended September 30, 2007, investment sales and prepayments totaled $141.9 million and $488.8 million, respectively. Net realized losses for the three and six months ended September 30, 2008 were $30.0 million and $59.8 million, respectively. For the three and six months ended September 30, 2007, net realized losses totaled $0.9 million and $21.6 million, respectively. During the three and six months ended September 30, 2008, we exited from our investment in Lexicon Marketing, realizing a loss of $38.5 million, reversing an unrealized loss of $38.5 million as of June 30, 2008.

Net Unrealized Appreciation (Depreciation) on Investments, Cash Equivalents and Foreign Currencies

For the three and six months ended September 30, 2008 net unrealized depreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities totaled $264.5 million and $209.1 million, respectively. For the three and six months ended September 30, 2007, net unrealized appreciation on the Company’s investments, cash equivalents, foreign currencies and other assets and liabilities decreased $83.9 million and increased $59.8 million, respectively. At September 30, 2008, net unrealized depreciation totaled $406.2 million versus net unrealized appreciation of $152.1 million at September 30, 2007.

Net Increase (Decrease) in Net Assets From Operations

For the three and six months ended September 30, 2008, the Company had a net decrease in net assets resulting from operations of $238.0 million and $166.1 million, respectively. For the three and six months ended September 30, 2007 the Company had a net decrease in net assets resulting from operations of $23.2 million and a net increase in net assets resulting from operations of $154.5 million, respectively. The loss per share was $1.67 and $1.21 for the three and six months ended September 30, 2008. For the three and six months ended September 30, 2007, there was a loss per share of $0.22 and earnings per share of $1.47, respectively.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s liquidity and capital resources are generated and available through periodic follow-on equity offerings, through its senior secured, multi-currency $1.7 billion, five-year, revolving credit facility maturing in April 2011, through investments in special purpose entities in which we hold and finance particular investments on a non-recourse basis, as well as from cash flows from operations, investment sales of liquid assets and prepayments of senior and subordinated loans and income earned from investments and cash equivalents. At September 30, 2008, the Company has $1.66 billion in borrowings outstanding and $0.04 billion remaining unused. In the future, the Company may raise additional equity or debt capital off its shelf registration or may securitize a portion of its investments among other considerations. The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders and for other general corporate purposes. On May 16, 2008, the Company closed on its most recent follow-on public equity offering of 22.3 million shares of common stock at $17.11 per share raising approximately $369.6 million in net proceeds. Cash and cash equivalents at September 30, 2008 totaled $411.2 million.

Dividends

Dividends paid to stockholders for the three and six months ended September 30, 2008 totaled $74.0 million or $0.52 per share and $147.9 million or $1.04 per share, respectively. For the three and six months ended September 30, 2007 dividends totaled $54.0 million or $0.52 per share and $106.8 million or $1.03 per share, respectively. Tax characteristics of all dividends will be reported to shareholders on Form 1099 after the end of the calendar year.

We intend to continue to distribute quarterly dividends to our stockholders. Our quarterly dividends, if any, will be determined by our Board of Directors.

We have elected to be taxed as a RIC under Subchapter M of the Internal Revenue Code of 1986. To maintain our RIC status, we must distribute at least 90% of our ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any, out of the assets legally available for distribution. In addition, although we currently intend to distribute realized net capital gains (i.e., net long-term capital gains in excess of short-term capital losses), if any, at least annually, out of the assets legally available for such distributions, we may in the future decide to retain such capital gains for investment.

We maintain an “opt out” dividend reinvestment plan for our common stockholders. As a result, if we declare a dividend, then stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.

We may not be able to achieve operating results that will allow us to make dividends and distributions at a specific level or to increase the amount of these dividends and distributions from time to time. In addition, we may be limited in our ability to make dividends and distributions due to the asset coverage test for borrowings when applicable to us as a business development company under the 1940 Act and due to provisions in future credit facilities. If we do not distribute a certain percentage of our income annually, we will suffer adverse tax consequences, including possible loss of our RIC status. We cannot assure stockholders that they will receive any dividends and distributions or dividends and distributions at a particular level.

APOLLO INVESTMENT CORPORATION

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share amounts)

	September 30, 2008 (unaudited)	March 31, 2008
Assets
Non-controlled/non-affiliated investments, at value (cost—$3,288,014 and $3,139,047, respectively)	$2,930,703	$2,986,556
Controlled investments, at value (cost—$310,297 and $247,400, respectively)	261,795	246,992
Cash equivalents, at value (cost—$0 and $404,063, respectively)	—	403,898
Cash	409,086	8,954
Foreign currency (cost—$2,071 and $2,140, respectively)	2,071	2,130
Interest receivable	52,557	46,643
Dividends receivable	32,813	23,024
Prepaid expenses and other assets	4,307	5,896
Receivable from investment adviser	—	231

Total assets	$3,693,332	$3,724,324

Liabilities
Payable for investments and cash equivalents purchased	$44,395	$142,339
Credit facility payable	1,657,227	1,639,122
Management and performance-based incentive fees payable	30,476	26,969
Dividends payable	—	9,368
Interest payable	6,600	6,178
Accrued administrative expenses	421	288
Other liabilities and accrued expenses	1,217	2,152

Total liabilities	$1,740,336	$1,826,416

Net Assets
Common stock, par value $.001 per share, 400,000 and 400,000 common shares authorized, respectively, and 142,221 and 119,894 issued and outstanding, respectively	$142	$120
Paid-in capital in excess of par	2,352,883	1,983,795
Undistributed net investment income	—	24,959
Distributions in excess of net investment income	(20,147)	—
Accumulated net realized gain	26,342	86,136
Net unrealized depreciation	(406,224)	(197,102)

Total Net Assets	$1,952,996	$1,897,908

Total liabilities and net assets	$3,693,332	$3,724,324

Net Asset Value Per Share	$13.73	$15.83

APOLLO INVESTMENT CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended		Six months ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
INVESTMENT INCOME:
From non-controlled/non-affiliated investments:
Interest	$90,225	$79,069	$175,200	$153,619
Dividends	3,776	3,341	7,111	7,367
Other income	3,276	1,401	3,473	1,721
From controlled investments:
Dividends	6,270	2,258	8,722	2,308
Other income	—	—	—	10,000

Total Investment Income	103,547	86,069	194,506	175,015

EXPENSES:
Management fees	$16,354	$14,850	$32,376	$27,846
Performance-based incentive fees	14,123	(7,357)	25,701	3,478
Interest and other credit facility expenses	14,404	15,121	28,321	22,727
Administrative services expense	855	693	2,723	2,154
Other general and administrative expenses	1,366	1,225	2,713	2,576

Total expenses	47,102	24,532	91,834	58,781
Expense offset arrangement	(46)	(86)	(132)	(147)

Net expenses	47,056	24,446	91,702	58,634

Net investment income	$56,491	$61,623	$102,804	$116,381

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, CASH EQUIVALENTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments and cash equivalents	$(33,171)	$(1,210)	$(62,401)	$(18,210)
Foreign currencies	3,195	304	2,607	(3,439)

Net realized loss	(29,976)	(906)	(59,794)	(21,649)

Net change in unrealized gain (loss):
Investments and cash equivalents	(307,592)	(56,237)	(252,703)	93,686
Foreign currencies	43,125	(27,656)	43,581	(33,872)

Net change in unrealized gain (loss)	(264,467)	(83,893)	(209,122)	59,814

Net realized and unrealized gain from investments, cash equivalents and foreign currencies	(294,443)	(84,799)	(268,916)	38,165

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(237,952)	$(23,176)	$(166,112)	$154,546

EARNINGS (LOSS) PER SHARE	$(1.67)	$(0.22)	$(1.21)	$1.47

About Apollo Investment Corporation

Apollo Investment Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company’s investment portfolio is principally in middle-market private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured loans and mezzanine loans and equity in furtherance of its business plan. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Management, L.P., a leading private equity investor.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.

We may use words such as “anticipates,” “believes,” “expects,” “intends”, “will”, “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

CONTACT: Richard L. Peteka of Apollo Investment Corporation, (212) 515-3488